Exhibit 99.8

Verbal Patent Ownership Agreement

This Verbal Patent Ownership Agreement memorializes a verbal agreement by and between Nanjing Forest University (“NF”) and Nanjing Changcheng Medical Equipment Co., Ltd (the “Company”), on or before December 2, 2020.

1.	Right of Ownership. NF unequivocally confirms that the Company shall own absolutely all rights in their entirety of the following patent:

Application/ Registration Number	Name	Type	Owner	Jurisdiction	Date of Application (DD/MM/YYYY)	Date of Registration (DD/MM/YYYY)	Date of Patent Expiration (DD/MM/YYYY)	Status
202022881052.8	A device for reducing magnetron power fluctuations	Utility	Changcheng Nanjing	PRC	02/12/2020	24/08/2021	01/12/2030	Granted

2.	Payment. NF acknowledges and agrees that no royalty payments will be made to NF for the Company’s use of such patent.